EX-2.1 OTHERDOC
      Statement of Control Person

                                                                     Exhibit 2.1
                                                                     ----------

                             Statement of Control Person


The Statement on this Schedule 13G dated November 29, 2002 with respect to the common stock par value $0.0001 per share of Aldor Corporation is filed by Samuel
D. Isaly in accordance with the provisions of Rule 13d-1(c) and Rule 13d-1(k) respectively as a control person (HC) of Orbimed Advisors LLC and Orbimed Advisors Inc.

Orbimed Advisors Inc. and OrbiMed Advisors LLC file this statement on Schedule 13G in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k) respectively as investment advisors (IA).